Exhibit 5.1

John T. McKenna

T: +1 650 843 5059

jmckenna@cooley.com

January 4, 2024

Complete Solaria, Inc.

45700 Northport Loop East

Fremont, CA 94538

Re:	Complete Solaria, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Complete Solaria, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 25,974,823, shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (a) 8,965,278 shares of Common Stock issuable pursuant to the Company’s 2023 Equity Incentive Plan (the “2023 Plan”), (b) 2,689,583 shares of Common Stock issuable pursuant to the Company’s 2023 Employee Stock Purchase Plan (the “2023 ESPP” and, together with 2023 Plan, the “2023 Plans”), (c) 5,898,671 shares of Common Stock issuable pursuant to awards granted under the Amended and Restated Complete Solaria, Inc. Omnibus Incentive Plan (the “Omnibus Plan”), which awards were assumed by the Company pursuant to the Business Combination Agreement, dated October 3, 2022, as amended on May 26, 2023 (as so amended, the “Business Combination Agreement”), by and among the Company (formerly Freedom Acquisition I Corp., a Cayman Islands exempted company), Jupiter Merger Sub I Corp., a Delaware corporation, Jupiter Merger Sub II LLC, a Delaware limited liability company, Complete Solar Holding Corporation, a Delaware corporation, and The Solaria Corporation, a Delaware corporation, (d) 5,057,508 shares of Common Stock issuable pursuant to stock options granted under the Solaria Corporation 2016 Stock Plan (the “2016 Plan”), which stock options were assumed by the Company pursuant to the Business Combination Agreement and (e) 3,363,783 shares of Common Stock issuable pursuant to stock options granted under the Complete Solar 2011 Stock Plan, which stock options were assumed by the Company pursuant to the Business Combination Agreement (the “2011 Plan” and, collectively, with the 2023 Plans, the Omnibus Plan and the 2016 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Business Combination Agreement, (d) the Plans, and (e) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We note that the Company was initially incorporated under the laws of the Cayman Islands and was domesticated as a corporation in the State of Delaware in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “Domestication”). We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation that (i) immediately prior to the Domestication, the Company was duly organized, validly existing and in good standing under the laws of the Cayman Islands, (ii) the Company had full power, authority and legal right to domesticate in the State of Delaware pursuant to Section 388, (iii) the laws of the Cayman Islands permitted the Company to

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: +1 650 843 5000 f: +1 650 849 7400 cooley.com

Complete Solaria, Inc.

January 4, 2024

Page Two

domesticate in the State of Delaware pursuant to Section 388, (iv) the discontinuation of the Company from the Cayman Islands was duly authorized by all necessary corporate action as provided in its governing documents and was duly effected in accordance with Cayman Islands law, (v) any and all consents, approvals and authorizations from applicable Cayman Island governmental authorities required to authorize and permit the Company to domesticate in the State of Delaware pursuant to Section 388 were obtained, and (vi) the approval of the 2023 Plans, and the approval of the Business Combination Agreement pursuant to which the Omnibus Plan, the 2016 Plan and the 2011 Plan were assumed, in each case by the board and shareholders of the Company as a Cayman Islands exempted company prior to the Domestication were done in accordance with the applicable governing documents of the Company as a Cayman Islands exempted company and the laws of the Cayman Islands.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we undertake no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

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Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: +1 650 843 5000 f: +1 650 849 7400 cooley.com

Complete Solaria, Inc.

January 4, 2024

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Sincerely,

Cooley LLP

By:	/s/ John T. McKenna
John T. McKenna

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: +1 650 843 5000 f: +1 650 849 7400 cooley.com